Exhibit 99.1

Feutune Light Acquisition Corporation Announces Extension of the Deadline for an Initial Business Combination

Metuchen, NJ, July 20, 2023 (GLOBE NEWSWIRE) – Feutune Light Acquisition Corporation (NASDAQ: FLFV) (the “Company”), a blank check company incorporated as a Delaware corporation, today announced that, in order to extend the date by which the Company must complete its initial business combination from July 21, 2023 to August 21, 2023, an aggregate of $100,000 has been deposited into Company’s trust account (the “Trust Account”).

Pursuant to the Company’s Amended and Restated Certificate of Incorporation currently in effect, the Company may extend on monthly basis from June 21, 2023 until March 21, 2024 or such an earlier date as may be determined by its board to complete a business combination by depositing $100,000 for each month into the Trust Account.

About Feutune Light Acquisition Corporation

Feutune Light Acquisition Corporation is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company is actively searching and identifying suitable business combination targets but has not selected any business combination target. The company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although the Company is prohibited from undertaking initial business combination with any entity that is based in or have the majority of its operations in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company’s Annual Report on Form 10-K filed on March 31, 2023. Such forward-looking statements include the successful consummation of the Company's initial public offering or exercise of the underwriters' over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Feutune Light Acquisition Corporation

Yuanmei Ma

Chief Financial Officer

48 Bridge Street, Building A

Metuchen, New Jersey 08840
(909)-214-2482